Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

THIRD QUARTER OF FISCAL 2011

Company Announces Increase in Share Repurchase Authorization of 10 Million Shares

Calabasas Hills, CA — October 19, 2011 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the third quarter of fiscal 2011, which ended on September 27, 2011.

Total revenues were $430.4 million in the third quarter of fiscal 2011 as compared to $418.4 million in the prior year third quarter.  Net income and diluted net income per share were $20.6 million and $0.36, respectively.

Operating Results

Comparable restaurant sales at The Cheesecake Factory and Grand Lux Cafe increased 0.8% in the third quarter of fiscal 2011 from the third quarter of the prior year.  Comparable restaurant sales in the current year period were impacted by approximately 0.4% due to Hurricane Irene.  Excluding this weather impact, comparable restaurant sales increased 1.2%.

By concept, comparable restaurant sales grew 0.8% at The Cheesecake Factory and increased 0.9% at Grand Lux Cafe.

“We delivered positive comparable sales at both of our concepts, leading to our seventh consecutive quarter of positive comparable sales.  Our new restaurants are opening to long wait times and above-average sales volumes, further contributing to our growth.  This demonstrates strong demand for our brand, as does the recent results from a national consumer survey.  We were again ranked as the clear favorite casual dining restaurant for the second consecutive year in the Market Force study.  We know that consumers are attracted to restaurants that deliver a memorable guest experience, and that is the hallmark of The Cheesecake Factory,” said David Overton, Chairman and Chief Executive Officer.

“In addition, we are managing our business well in this environment.  Apart from on-going, elevated food costs, our profitability is improving as our operators and corporate team effectively manage expenses in a way that simultaneously maximizes the guest experience, invests in the areas that will support the growth of our Company and leverages our fixed costs,” continued Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Development

The Company opened five new restaurants to date this year, with one additional opening scheduled for tomorrow in Westchester County, New York.  The Company’s final new restaurant opening for fiscal 2011 is planned for early December.

Capital Allocation

During the third quarter of fiscal 2011, the Company repurchased 1,787,318 shares of its common stock at a cost of approximately $50 million.  Year-to-date, the Company repurchased 5,018,781 shares at a total cost of approximately $145 million, as planned.

As a result, the Company is again increasing its share repurchase target for fiscal 2011 to a range of between $145 million and $170 million, an increase of $20 million.  In conjunction with its expanded share repurchase program, the Company’s Board of Directors increased its share repurchase authorization by 10 million shares.

“We continue to return the majority of our free cash flow to shareholders.  We are committed to the most productive use of our cash, with our first priority being investments in new restaurants.  Given our history of consistent and sizeable cash generation, we are also able to make significant, opportunistic repurchases of our shares.  Our expanded share repurchase authorization will allow us to continue doing so into the future, as appropriate,” concluded Overton.

Conference Call and Webcast

A conference call to review the Company’s results for the third quarter of fiscal 2011 will be held today at 2:00 p.m. Pacific Time.  The conference call will be broadcast live over the Internet and a replay will be available shortly after the call and continue through November 19, 2011.  To listen to the conference call, please go to the Company’s website at www.thecheesecakefactory.com at least 15 minutes prior to the start of the call to register and download any necessary audio software. Click on the “Investors” link on the home page and select the conference call link at the top of the page.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 168 full-service, casual dining restaurants throughout the U.S., including 154 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the RockSugar Pan Asian Kitchen® mark.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 70 varieties of quality cheesecakes and other baked products.  To learn more about the Company, visit www.thecheesecakefactory.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to increase guest traffic levels in its restaurants, deliver positive comparable restaurant sales and effectively leverage incremental sales; the Company’s ability to manage expenses and increase profit margins; the Company’s ability to deliver financial results within the range that it has publicly disclosed;

the Company’s ability to meet its new restaurant opening target; the Company’s ability to generate high levels of cash flow and utilize it to repurchase the Company’s common stock; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

The Cheesecake Factory Incorporated and Subsidiaries

Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	13 Weeks Ended September 27, 2011		13 Weeks Ended September 28, 2010		39 Weeks Ended September 27, 2011		39 Weeks Ended September 28, 2010
Consolidated Statements of Operations	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue	Amounts	Percent of Revenue
Revenues	$430,417	100.0%	$418,352	100.0%	$1,279,928	100.0%	$1,242,694	100.0%
Costs and expenses:
Cost of sales	109,274	25.4%	102,073	24.4%	323,862	25.3%	303,428	24.4%
Labor expenses	139,085	32.3%	137,268	32.8%	416,052	32.5%	408,475	32.9%
Other operating costs and expenses	106,510	24.7%	104,208	24.9%	313,176	24.5%	303,910	24.5%
General and administrative expenses	23,442	5.5%	23,957	5.7%	71,915	5.6%	71,147	5.7%
Depreciation and amortization expenses	17,588	4.1%	17,902	4.3%	52,524	4.1%	54,083	4.4%
Preopening costs	4,264	1.0%	1,535	0.4%	7,132	0.6%	4,270	0.3%
Total costs and expenses	400,163	93.0%	386,943	92.5%	1,184,661	92.6%	1,145,313	92.2%
Income from operations	30,254	7.0%	31,409	7.5%	95,267	7.4%	97,381	7.8%
Interest expense	(1,168)	(0.3)%	(1,748)	(0.4)%	(3,653)	(0.2)%	(15,304)	(1.2)%
Interest income	33	—	20	—	112	—	188	—
Other (expense)/income, net	(66)	—	(391)	(0.1)%	(156)	—	146	—
Income before income taxes	29,053	6.7%	29,290	7.0%	91,570	7.2%	82,411	6.6%
Income tax provision	8,479	1.9%	7,337	1.8%	25,792	2.1%	22,563	1.8%
Net income	$20,574	4.8%	$21,953	5.2%	$65,778	5.1%	$59,848	4.8%

Basic net income per share	$0.37		$0.38		$1.15		$1.01
Basic weighted average shares outstanding	55,661		58,427		57,136		59,057

Diluted net income per share	$0.36		$0.37		$1.11		$0.99
Diluted weighted average shares outstanding	57,439		59,743		59,108		60,453

Selected Segment Information
Revenues:
Restaurants	$413,315		$403,025		$1,236,767		$1,201,494
Bakery	33,016		30,306		86,963		82,836
Intercompany bakery sales	(15,914)		(14,979)		(43,802)		(41,636)
	$430,417		$418,352		$1,279,928		$1,242,694

Income from operations:
Restaurants	$50,719		$52,349		$159,237		$160,076
Bakery	2,289		2,437		5,174		7,171
Corporate	(22,754)		(23,377)		(69,144)		(69,866)
	$30,254		$31,409		$95,267		$97,381

Selected Consolidated Balance Sheet Information	September 27, 2011	December 28, 2010
Cash and cash equivalents	$19,718	$81,619
Total assets	968,423	1,037,307
Total liabilities	436,445	444,970
Stockholders’ equity	531,978	592,337

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
Supplemental Information	September 27, 2011	September 28, 2010	September 27, 2011	September 28, 2010
Comparable restaurant sales percentage change	0.8%	2.8%	1.5%	2.4%
Restaurants opened during period	4	1	5	3
Restaurants open at period-end	168	163	168	163
Restaurant operating weeks	2,152	2,111	6,410	6,307

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present the year-to-date fiscal 2010 changes to net income and diluted net income per share excluding the impact from a certain item.  Additional detail regarding this item can be found in the Company’s Quarterly Report on Form 10-Q for the period ended September 28, 2010 filed with the Securities and Exchange Commission.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	13 Weeks Ended		39 Weeks Ended
	September 27, 2011	September 28, 2010	September 27, 2011	September 28, 2010
	(unaudited; in thousands, except per share data)
Net income (GAAP)	$20,574	$21,953	$65,778	$59,848
After-tax impact from:
- Unwinding of interest rate collar (1)	—	—	—	4,426
Net income (non-GAAP)	$20,574	$21,953	$65,778	$64,274

Diluted net income per share (GAAP)	$0.36	$0.37	$1.11	$0.99
After-tax impact from:
- Unwinding of interest rate collar	—	—	—	0.07
Diluted net income per share (non-GAAP)	$0.36	$0.37	$1.11	$1.06

(1)          The pre-tax amount associated with this item is $7,376 and was recorded in interest expense.

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